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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                  SCHEDULE 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND
              (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)



                                CABLE LINK, INC.
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                                (Name of Issuer)



                         COMMON STOCK WITHOUT PAR VALUE
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                         (Title of Class of Securities)


                                   26852-10-2
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                                 (CUSIP Number)


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CUSIP NO. 26852-10-2               13G                Page 2 of 4 Pages
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1     NAME OF REPORTING PERSON:
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON         Bob Binsky

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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                               (b) [ ]

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3     SEC USE ONLY

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4     CITIZENSHIP OR PLACE OF ORGANIZATION

                                                  Canada
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 NUMBER OF     5     SOLE VOTING POWER
  SHARES                                             260,070
BENEFICIALLY   ---------------------------------------------------------------
 OWNED BY      6     SHARED VOTING POWER
   EACH                                              -0-
 REPORTING     ---------------------------------------------------------------
  PERSON       7     SOLE DISPOSITIVE POWER
   WITH                                              260,070
               ---------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER
                                                     -0-
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9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               687,250

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10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

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11    PERCENTAGE OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                               32.7%

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12    TYPE OF REPORTING PERSON*

                                IN

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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              (Page 2 of 4 Pages)
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ITEM 1(a).      NAME OF ISSUER:

                Cable Link, Inc.
                ---------------------------------------------------------------
ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                280 Cozzins Street, Columbus, Ohio 43215
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ITEM 2(a).      NAME OF PERSON FILING:

                Bob Binsky
                ---------------------------------------------------------------
ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                280 Cozzins Street, Columbus, Ohio 43215
                ---------------------------------------------------------------
ITEM 2(c).      CITIZENSHIP:

                Canada
                ---------------------------------------------------------------
ITEM 2(d).      TITLE OF CLASS OF SECURITIES:

                Common Stock, without par value
                ---------------------------------------------------------------
ITEM 2(e).      CUSIP NUMBER:

                26852-10-2
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ITEM 3.          IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR
                 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE

                 (a)   Broker or dealer registered under Section 15 of the Act,

                 (b)   Bank as defined in Section 3(a)(6) of the Act,

                 (c) Insurance Company as defined in Section 3(a)(19) of the Act,

                 (d) Investment Company registered under Section 8 of the Investment Company Act,

                 (e) Investment Adviser registered under Section 203 of the Investment Advisors Act of 1940,

                 (f) Employee Benefit Plan, Pension Fund which is subject to the provisons of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

                 (g) Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G); see Item 7,

                 (h)   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).
                ---------------------------------------------------------------
ITEM 4.          OWNERSHIP.

     (a) Amount Beneficially Owned: 687,250 COMMON SHARES INCLUDING 427,180 COMMON SHARES SUBJECT TO OPTIONS EXERCISABLE WITHIN 60 DAYS AND 3,960 SHARES OWNED DIRECTLY BY TR SPORT, INC. WHICH IS CONTROLLED BY MR. BINSKY.

     (b)        Percent of Class:               32.7%


                              (Page 3 of 4 Pages)
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     (c)     Number of Shares as to which such person has:

              (i) sole power to vote or to direct to vote: 260,070

             (ii) shared power to vote or to direct the vote: -0-

            (iii) sole power to dispose or to direct the disposition of: 260,070

             (iv) shared power to dispose of or direct the disposition of: -0-


ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not applicable.

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not applicable.

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP.

                Not applicable.

ITEM 10.        CERTIFICATION.

                Not applicable.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    2/13/98
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(Date)


                                 /s/ Bob Binsky
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(Signature)


                                   Bob Binsky
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(Name/Title)

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).


                             (Page 4 of 4 Pages)